Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 20, 2006, in the Registration Statement (Form S-1) and related Prospectus of BigBand Networks, Inc. for the registration of its shares of common stock.

/s/ Ernst & Young LLP

Palo Alto, California

December 20, 2006